STATE STREET BANK AND TRUST COMPANY

DIAMOND HILL FUNDS

AMENDMENT TO

CUSTODY FEE SCHEDULE DATED AS OF MARCH 1,

2014

DATED AS OF OCTOBER 13, 2015

Reference is made to that certain Custody Fee Schedule among the Diamond Hill Funds and State Street Bank and Trust Company (f/k/a “State Street Bank and Trust Corporation”) dated March 1, 2014 (the “Fee Schedule”). Capitalized terms used herein without definition shall have the meanings given to them in the Fee Schedule.

V. Global Custody

This section, entitled “Global Custody” is added to include the following fees:

Market	Asset Charge (Basis Points - Annual fee)	Transaction Charge (Per Trade)	Market	Asset Charge (Basis Points - Annual Fee)	Transaction Charge (Per Trade)
Australia	1.25	$20	Korea, Republic of	40.0	$50
Austria	1.25	$10	Mexico	2.5	$50
Belgium	1.25	$10	Netherlands	1.25	$10
Brazil	40.0	$50	New Zealand	1.25	$25
Canada	1.0	$6	Norway	1.25	$25
Denmark	1.25	$20	Portugal	40.0	$50
Euroclear	1.25	$25	Singapore	2.5	$50
Finland	1.25	$20	South Africa	5.0	$25
France	1.25	$10	Spain	1.25	$20
Germany	1.25	$10	Sweden	1.25	$10
Hong Kong	1.25	$25	Switzerland	1.25	$20
Israel	40.0	$50	Thailand	2.5	$30
Italy	1.25	$20	Turkey	40.0	$100
Japan	1.25	$15	United Kingdom	1.25	$10

Notes: (1) Any country not listed above will be negotiated and agreed upon prior to investment. (2) Reimbursable expenses: As incurred (e.g. stamp duties, registration costs, script fees, special transportations costs, etc.)

General

This Amendment is intended to modify and amend the Fee Schedule and the terms of this Amendment and the Fee Schedule are to be construed to be cumulative and not exclusive to each other. The Fee Schedule, as amended hereby, is hereby ratified and confirmed and remains in full force and effect.

DIAMOND HILL FUNDS		STATE STREET BANK AND TRUST COMPANY (F/K/A “STATE STREET BANK AND TRUST CORPORATION”)

By:	/s/ Gary Young	By:	/s/ Christopher McGuire
Name:	Gary Young	Name:	Christopher McGuire
Title:	President	Title:	Vice President – IS Americas Global Services

Information Classification: Limited Access